Exhibit 99.1


                Nicor Announces 2002 and Restated Prior
      Period Financial Results and Issues 2003 Earnings Guidance

    NAPERVILLE, Ill.--(BUSINESS WIRE)--March 4, 2003--Nicor Inc. (NYSE:GAS) today announced its consolidated financial results for calendar year 2002, fourth quarter 2002 and restated fiscal years ended December 2001, 2000 and 1999. All references to amounts include the effects of restatements, unless otherwise stated. The company also provided its earnings outlook for 2003. Highlights include:

    -- 2002 diluted earnings per common share of $2.88 were higher than 2001 diluted earnings per common share of $2.69, due primarily to significant insurance recoveries and other positive adjustments recorded at the company's gas distribution segment, lower net interest expense and operating income improvements in its shipping segment.

    -- Restatements of the financial statements for the years ended December 31, 2001, 2000 and 1999 and for the first three quarters of 2002 have been completed and did not have a significant impact on the company's financial condition or liquidity. The net effect of the prior period adjustments was a cumulative retained earnings reduction of $20.6 million from the previously reported September 30, 2002 level.

    -- 2003 diluted earnings per common share outlook is estimated to be in the range of $2.40 to $2.60, lower than 2002 due primarily to the absence of significant insurance recoveries, positive adjustments recorded in 2002 and the continued effects of higher operating costs at the company's gas distribution segment.

    "I am pleased that we have completed our prior period financial restatements and can now move forward," said Thomas L. Fisher, Nicor Chairman and Chief Executive Officer. "The prior period adjustments did not have a significant impact on Nicor's financial condition or liquidity, but the circumstances necessitating the restatements have resulted in challenging times for us. We are fully committed to ensuring the highest degree of confidence in our business operations and financial reporting and we are focused on resolving the issues that led to these adjustments. We also remain dedicated to creating value for our shareholders, customers, employees and the communities we serve. Looking ahead, higher operating costs and the effects of a weak economy will put near-term pressure on earnings. But despite these challenges, I believe Nicor is well-positioned to build upon its strong financial position, strategic location and customer base."
    The company will file with the Securities and Exchange Commission
(SEC) an amended annual report for the fiscal year ended December 31, 2001 and amended quarterly reports for the first three quarters of 2002 in the near future.

    2002 Financial Results

    Net income for the year ended December 31, 2002 is $128.0 million, compared with net income of $122.1 million in 2001. Diluted earnings per common share are $2.88, compared to $2.69 per share in 2001. Operating income is $226.5 million, compared with $219.2 million a year ago.
    For the fourth quarter ended December 31, 2002 net income is $39.3 million, compared with net income of $47.6 million in 2001. Diluted earnings per common share are $.89, compared to $1.06 per share in 2001. Fourth quarter 2002 operating income is $64.3 million, compared with $74.6 million a year ago.

    The increased earnings per share for the year reflects primarily the positive impact of previously announced mercury-related insurance recoveries and a fourth quarter mercury-related reserve adjustment in the company's gas distribution segment, lower net interest expense and higher operating results in its shipping segment. Partially offsetting factors included higher corporate legal, auditing and accounting costs and significantly lower equity results in the company's 50-percent owned retail energy marketing joint venture, Nicor Energy.
    Decreased earnings per share results for the fourth quarter primarily reflect lower operating results in the company's gas distribution segment despite a positive mercury-related reserve adjustment, higher corporate legal, accounting and auditing costs, and lower equity results from Nicor Energy. A partially offsetting positive factor included higher operating results at the company's shipping segment.
    More details on the 2002 annual and fourth quarter periods compared to 2001 results are as follows:

    -- Gas distribution operating income for 2002 increased to $207.0 million from $194.4 million in 2001. Improvements reflect the positive impacts of $20 million of pretax mercury-related recoveries and a fourth quarter 2002 $9 million pretax mercury-related reserve adjustment. Annual results were also favorably impacted by lower losses related to a performance-based rate (PBR) plan, positive effects of increased natural gas deliveries unrelated to weather, and colder weather. Overall results were negatively impacted by higher operating costs, including lower pension credits and higher depreciation, health care, legal, auditing and accounting costs.

        For the fourth quarter, operating income decreased to $56.9 million from $64.2 million a year ago. Lower results from a PBR plan and higher operating costs more than offset the positive contributions from the mercury-related reserve adjustment and colder weather. Higher operating costs for the quarter were similar to those that affected the entire year.

    -- Tropical Shipping operating income for 2002 increased to $21.2 million from $19.1 million in 2001. For the fourth quarter, operating income increased to $8.8 million from $6.9 million a year ago. Improvements in both periods were due primarily to higher volumes shipped attributable to previously announced acquisitions, partially offset by lower average rates and higher operating expenses attributable to the negative effects of unfavorable economic conditions throughout the Caribbean region and acquisition transition costs.

    -- Other energy ventures operating income for 2002 decreased to $6.4 million from $6.8 million in 2001. For the fourth quarter, operating income decreased to $1.5 million, from $2.7 million a year ago. Higher operating results in the company's energy-related products and services business, Nicor Services, were more than offset by losses from the company's former energy system development activities managed by Nicor Solutions.

    -- Higher corporate operating expenses relating to increased legal, auditing and accounting costs negatively impacted results for both the year and the quarter.

    -- The company also recorded lower results in 2002 for both the quarter and annual period from its equity investment in a 50-percent owned retail energy marketing joint venture, Nicor Energy. The company has written down its equity investment in this joint venture to zero and is taking steps to withdraw from its continued involvement in Nicor Energy. In particular, on February 25, 2003, Nicor Energy announced the sale of approximately 132,000 commercial and residential customer accounts in the deregulated natural gas markets in northern Illinois to Dominion Retail, Inc. Nicor Energy is continuing its efforts to dispose of its approximately 10,000 remaining natural gas and electric residential, commercial and industrial accounts.


    2003 Earnings Guidance

    The company further announced that it estimates its 2003 fiscal diluted earnings per common share to be in the range of $2.40 to $2.60. This estimate assumes normal weather, no impacts from the Illinois Commerce Commission's (ICC) PBR plan and purchase gas adjustment (PGA) review, and no further impacts from the company's investment in Nicor Energy or mercury-related activities. The reduction in projected financial earnings from the company's 2002 results primarily reflects lower anticipated operating results in the company's gas distribution segment, Nicor Gas. The absence of positive mercury-related impacts and increased pension, health care and insurance costs are the primary factors contributing to the expected decline in 2003 gas distribution results. Modest operating improvements are anticipated in the company's shipping segment and other energy-related ventures. Annual and interim results are also subject to variability caused by the company's required adoption of a new accounting method in its wholesale natural gas marketing business, Nicor Enerchange. Interim results will also be impacted by the company's decision to adopt a new interim depreciation method. Effective January 1, 2003, Nicor Gas will use a straight-line depreciation method for interim periods, a method used by other companies in its industry. Previously, Nicor Gas allocated depreciation to interim periods based upon the level of weather-normalized gas deliveries each quarter.

    Restatement of Previously Reported Results

    The overall impact of the company's financial restatements resulted in a $.07 diluted earnings per common share increase to $2.00 per share from previously reported results for the nine months ended September 30, 2002 of $1.93 per share, and revised diluted earnings per share amounts of $2.69, $0.77 and $2.45 for 2001, 2000 and 1999, respectively, compared to originally reported amounts of $3.17, $1.00 and $2.62, respectively, for the same periods. The restatements reflected corrections for gas purchase accounting errors and PBR plan results at the company's gas distribution business, Nicor Gas.
    The restatements also include other miscellaneous adjustments not related to the gas purchase corrections. Most of these other adjustments had previously been identified and recorded by the company prior to September 30, 2002. However, since the company was required to restate its financial statements as a result of the gas purchase corrections, these adjustments are now more properly reflected in different periods. In addition, the company also adjusted previously accrued costs associated with ongoing obligations of former operations. Certain amounts were also reclassified within the financial statements largely to conform to new accounting guidance and to present transactions in a more common manner.
    Additional details, including the background on the company's financial statement restatements, are summarized below:

    Corrections of gas purchase accounting errors

    In July 2002, the company's Board of Directors appointed a special committee of independent non-management directors to conduct an inquiry into issues surrounding natural gas purchases, sales, transportation and storage, and such other matters as may come to their attention at the company's gas distribution business, Nicor Gas. In October 2002, counsel to the special committee reported its findings. The report identified certain transactions that increased customer costs in the aggregate amount of approximately $15 million and that inadvertent accounting errors occurred, sometimes to the benefit of customers and sometimes to the benefit of Nicor Gas. In addition, no criminal activity or fraud was identified and no improper company affiliated transactions or improper hedging activities were identified.

    As a result of the special committee's review, the company concluded that prior period financial statements required restatement with respect to changes in the timing of certain sales and purchases of natural gas inventory between Nicor Gas and independent third parties. Nicor Gas had previously recorded these transactions based upon when it held title to the natural gas, but concluded that these amounts should have been included in inventory at an earlier time. In addition, the company concluded that certain costs should have been classified as operating or interest expenses, rather than as cost of gas, and that certain calculations of volumetric storage withdrawals needed to be corrected. The company also concluded that since Nicor Gas was operating under a PBR plan, and since the PBR plan calculations considered both the cost of gas and volumes withdrawn from inventory, PBR plan results would need to be recalculated.
    About $11 million of the $15 million of transactions identified in the special committee's report was recorded in the 2001 and 2000 financial restatements. The remaining $4 million of the $15 million identified in the special committee's report was recorded as a loss contingency in the fourth quarter of 2002. In addition, as a result of management and audit reviews, the company also made other adjustments to reflect previously recorded gas costs in the appropriate periods.

    In total, these adjustments and corrections resulting from gas purchase accounting errors and revised PBR plan results reduced the company's net income for 2001 and 2000 by $19.7 million and $9.7 million, respectively, and had a negative aggregate net income impact on the 2000 through 2002 period of $32.1 million, including an increase to the company's previously reported nine months ended September 30, 2002 net income of $0.2 million. These adjustments also resulted in significant increases to amounts reflected as gas in storage inventory and accounts payables and changed accrued/deferred gas costs.
    As previously reported, the PBR plan is under review. Nicor Gas informed the ICC in October 2002 that it was terminating its PBR plan effective January 1, 2003. In December 2002, the ICC issued an order that re-opened Nicor Gas' 1999 and 2000 PGA filings for review and consolidated the reviews of the 1999 through 2002 PGA filings with the PBR plan review. The company is unable to predict the outcome of the consolidated ICC review or the company's potential exposure thereunder. It is possible that the final outcome associated with the ICC review could be materially more adverse than the adjustments outlined above. While 2002 PBR plan results were positive, due to the uncertainty of the outcome of the regulatory review the company has not recognized for financial reporting purposes an approximate $16 million after-tax gain from the 2002 PBR plan year.

    Other corrections not related to the gas purchase accounting errors

    The company also restated its financial statements for other miscellaneous adjustments unrelated to the gas purchase adjustments already discussed. Most of these corrections were originally identified and recorded by the company prior to September 30, 2002, and are now being reported in earlier periods. These previously recorded corrections relate primarily to the company's equity in the earnings of Nicor Energy, pension expense and capitalized construction-related depreciation at Nicor Gas, refunds to certain Nicor Gas Hub customers, and the recording of certain tax-related interest benefits in 1998 instead of 1999. In addition to these previously recorded corrections, the company's retained earnings benefited from an adjustment to previously accrued costs associated with ongoing obligations of former operations, which increased the company's December 31, 1998 retained earnings balance.

    The net effect of these other adjustments resulted in an increase to the company's previously reported nine months ended September 30, 2002 net income of $2.8 million. These adjustments also had the effect of reducing annual net income by $1.9 million, $1.2 million and $8.1 million for 2001, 2000 and 1999, respectively, and increased the company's retained earnings balance at December 31, 1998 by $17.1 million.

    Summarization of financial impact from restatements and reclassifications

    The total effect of all changes related to the restatements and reclassifications increased the company's previously reported nine months ended September 30, 2002 operating income by $5.2 million; increased net income by $3.0 million; and increased diluted earnings per common share by $.07.
    For the year ended December 31, 2001, amended results reflected a decrease in operating income of $24.3 million, from $243.5 million to $219.2 million; a decrease in net income of $21.6 million, from $143.7 million to $122.1 million; and a decrease in diluted earnings per common share of $.48, from $3.17 to $2.69.

    The effects of all changes related to the restatements and reclassifications discussed above for the year ended December 31, 2000 resulted in a decrease in operating income of $8.5 million, from $94.1 million to $85.6 million; a decrease in net income of $10.9 million, from $46.7 million to $35.8 million; and a decrease in diluted earnings per common share of $.23, from $1.00 to $.77.
    The effects of all changes related to the restatements and reclassifications discussed above for the year ended December 31, 1999 resulted in an increase in operating income of $0.6 million, from $212.0 million to $212.6 million; a decrease in net income of $8.1 million, from $124.4 million to $116.3 million; and a decrease in diluted earnings per common share at of $.17, from $2.62 to $2.45.
    The company's December 31, 1998 retained earnings balance increased by $17.1 million.

    Conference Call

    The company will be holding a conference call to discuss its 2002 financial results, 2003 outlook and financial restatements. The conference call will be held on Wednesday, March 5, 2003 at 9:00 a.m. central, 10:00 a.m. eastern time.
    To hear the conference call live, please logon to Nicor's corporate website at www.nicor.com, choose "Investor Info" and then select the webcast icon on the Overview page. A replay of the call will be available until 5:00 p.m. central time, Wednesday, March 19, 2003. To access the recording, call 1-888-286-8010, or 617-801-6888 for callers outside the United States, and enter reservation number 949102. The call will also be archived on Nicor's corporate website for 90 days.

    Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns several energy-related businesses and has equity interests in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.

    Caution Concerning Forward-Looking Statements

    This document includes certain forward-looking statements about the earnings expectations of Nicor Inc. and its subsidiaries. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of the results of legal contingencies and the resolution of those issues, including the effects of an ICC review. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas prices; fair value accounting adjustments; interest rates; credit conditions; economic and market conditions; energy conservation; legislative and regulatory actions, results, or adjustments; additional adjustments related to Nicor's retail energy marketing joint venture; asset sales and any future mercury-related charges or credits. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.


Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
--------------------------------
Unaudited (millions, except per share data)

                         Three months ended       Twelve months ended
                            December 31               December 31
                        --------------------      --------------------
                         2002       2001 (a)       2002       2001 (a)
                       ---------   ---------      --------   ---------
Operating revenues
  Gas distribution      $ 619.5     $ 347.0     $ 1,590.7   $ 2,090.8
  Shipping                 74.4        64.6         266.0       230.3
  Other energy ventures    19.4        18.1          56.9        43.7
  Corporate and
   eliminations            (8.6)        1.5         (16.2)        1.5
                       ---------   ---------      --------   ---------

                        $ 704.7     $ 431.2     $ 1,897.4   $ 2,366.3
                       =========   =========      ========   =========

Operating income (loss)
  Gas distribution       $ 56.9      $ 64.2       $ 207.0     $ 194.4
  Shipping                  8.8         6.9          21.2        19.1
  Other energy ventures     1.5         2.7           6.4         6.8
  Corporate and
   eliminations            (2.9)         .8          (8.1)       (1.1)
                       ---------   ---------      --------   ---------

                         $ 64.3      $ 74.6       $ 226.5     $ 219.2
                       =========   =========      ========   =========

Other income
 (expense), net
  Interest income          $ .6       $ 1.2         $ 2.5       $ 7.3
  Other                      .2           -            .9          .3
                       ---------   ---------      --------   ---------

                           $ .8       $ 1.2         $ 3.4       $ 7.6
                       =========   =========      ========   =========


Net income               $ 39.3      $ 47.6       $ 128.0     $ 122.1

Earnings applicable to
 common stock            $ 39.2      $ 47.5       $ 127.8     $ 121.8

Average shares of
 common stock
 outstanding
    Basic                  44.0        44.6          44.1        45.1
    Diluted                44.1        44.8          44.3        45.2

Earnings per average
 share of common stock
    Basic                 $ .89      $ 1.07        $ 2.90      $ 2.70
    Diluted                 .89        1.06          2.88        2.69

(a) Restated


Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------
Unaudited (millions, except per share data)

                         Three months ended        Twelve months ended
                            December 31               December 31
                       ---------------------      --------------------
                         2002       2001 (a)       2002       2001 (a)
                       ---------   ---------      --------   ---------
Operating
 revenues               $ 704.7     $ 431.2     $ 1,897.4   $ 2,366.3
                       ---------   ---------      --------   ---------

Operating expenses
  Gas distribution
    Cost of gas           442.8       180.7         970.1     1,477.5
    Operating and
     maintenance           56.2        42.8         199.6       177.1
    Depreciation           41.4        39.6         137.6       132.4
    Taxes, other than
     income taxes          32.4        20.6         109.5       125.5
    Mercury-related
     costs (recoveries)    (9.5)        (.9)        (29.0)      (12.2)
    Property sale
     (gains) losses         (.7)          -          (4.1)       (3.9)
  Shipping                 65.6        57.7         244.8       211.2
  All other                12.2        16.1          42.4        39.5
                       ---------   ---------      --------   ---------
                          640.4       356.6       1,670.9     2,147.1
                       ---------   ---------      --------   ---------

Operating income           64.3        74.6         226.5       219.2

Equity investment
 income (loss)              1.7         3.9          (5.8)         .4

Other income
 (expense), net              .8         1.2           3.4         7.6

Interest expense,
 net of amounts
 capitalized               10.1         8.7          38.5        46.0
                       ---------   ---------      --------   ---------

Income before
 income taxes              56.7        71.0         185.6       181.2

Income tax expense         17.4        23.4          57.6        59.1
                       ---------   ---------      --------   ---------

Net income                 39.3        47.6         128.0       122.1

Dividends on
 preferred stock             .1          .1            .2          .3
                       ---------   ---------      --------   ---------

Earnings applicable to
 common stock            $ 39.2      $ 47.5       $ 127.8     $ 121.8
                       =========   =========      ========   =========

Average shares of
 common stock
 outstanding
    Basic                  44.0        44.6          44.1        45.1
    Diluted                44.1        44.8          44.3        45.2

Earnings per average
 share of common stock
    Basic                 $ .89      $ 1.07        $ 2.90      $ 2.70
    Diluted                 .89        1.06          2.88        2.69

(a) Restated


Nicor Inc.

Preliminary Consolidated Statement of Operations
------------------------------------------------
For the year ended December 31, 2001
Unaudited (millions, except per share data)
                                                 Gas Purchase
                   As Previously                 and/or Other    As
                      Reported  Reclassifications Adjustments Restated
                   ------------ ----------------- ----------- --------
Operating Revenues
  Gas distribution     $2,120.8         $ -        ($30.0)   $2,090.8
  Shipping                230.3           -             -       230.3
  Other                   193.0      (149.3)          1.5        45.2
                       ---------   ---------      --------   ---------
                        2,544.1      (149.3)        (28.5)    2,366.3
                       ---------   ---------      --------   ---------

Operating Expenses
  Gas distribution
    Cost of gas         1,489.4       (11.9)            -     1,477.5
    Operating and
     maintenance          161.9        10.8           4.4       177.1
    Depreciation          132.4         1.0          (1.0)      132.4
    Taxes, other than
     income taxes         125.6         0.1          (0.2)      125.5
    Mercury-related
     costs (recoveries)   (12.2)          -             -       (12.2)
    Property sale
     (gains) losses           -        (3.9)            -        (3.9)
  Shipping                212.7        (1.2)         (0.3)      211.2
  All other               190.8      (151.5)          0.2        39.5
                       ---------   ---------      --------   ---------
                        2,300.6      (156.6)          3.1     2,147.1
                       ---------   ---------      --------   ---------

Operating income          243.5         7.3         (31.6)      219.2


Equity investment
 income (loss)              3.7           -          (3.3)        0.4
Other income
 (expense), net            14.8        (7.3)          0.1         7.6
Interest expense,
 net of amounts
 capitalized               44.9           -           1.1        46.0
                       ---------   ---------      --------   ---------
Income before
 income taxes             217.1           -         (35.9)      181.2
Income taxes               73.4           -         (14.3)       59.1
                       ---------   ---------      --------   ---------
Net income               $143.7         $ -        ($21.6)     $122.1
                       =========   =========      ========   =========

Earnings per
 average share
 of common stock
    Basic                 $3.18         $ -        ($0.48)      $2.70
    Diluted                3.17           -         (0.48)       2.69


Nicor Inc.

Preliminary Consolidated Statement of Operations
------------------------------------------------
For the year ended December 31, 2000
Unaudited (millions, except per share data)

                                                 Gas Purchase
                  As Previously                   and/or Other   As
                     Reported   Reclassifications Adjustments Restated
                  ------------- ----------------- ----------- --------
Operating Revenues
  Gas distribution     $1,896.0         $ -        ($15.7)   $1,880.3
  Shipping                248.3           -             -       248.3
  Other                   153.8      (123.0)         (0.1)       30.7
                  ------------- ----------------- ----------- --------
                        2,298.1      (123.0)        (15.8)    2,159.3
                  ------------- ----------------- ----------- --------

Operating Expenses
  Gas distribution
    Cost of gas         1,277.1        (7.1)            -     1,270.0
    Operating and
     maintenance          160.4         6.5          (0.5)      166.4
    Depreciation          128.1         0.6           0.3       129.0
    Taxes, other than
     income taxes         117.5           -             -       117.5
    Mercury-related
     costs (recoveries)   148.0           -             -       148.0
    Property sale
    (gains) losses            -        (6.3)            -        (6.3)
  Shipping                222.6        (0.8)          0.3       222.1
  All other               150.3      (123.4)          0.1        27.0
                  ------------- ----------------- ----------- --------
                        2,204.0      (130.5)          0.2     2,073.7
                  ------------- ----------------- ----------- --------

Operating income           94.1         7.5         (16.0)       85.6


Equity investment
 income (loss)              3.2        (0.8)         (1.4)        1.0
Other income
 (expense), net            12.4        (7.5)            -         4.9
Interest expense, net
 of amounts capitalized    48.6        (0.8)          0.6        48.4
                  ------------- ----------------- ----------- --------
Income before
 income taxes              61.1           -         (18.0)       43.1
Income taxes               14.4           -          (7.1)        7.3
                  ------------- ----------------- ----------- --------
Net income                $46.7         $ -        ($10.9)      $35.8
                  ============= ================= =========== ========

Earnings per average share
    of common stock
        Basic             $1.01         $ -        ($0.24)      $0.77
        Diluted            1.00           -         (0.23)       0.77



Nicor Inc.

Preliminary Consolidated Statement of Operations
------------------------------------------------
For the year ended December 31, 1999
Unaudited (millions, except per share data)

                                                 Gas Purchase
                  As Previously                  and/or Other    As
                     Reported   Reclassifications Adjustments Restated
                  ------------- ----------------- ----------- --------
Operating Revenues
  Gas distribution     $1,326.2         $ -         ($0.2)   $1,326.0
  Shipping                229.9           -             -       229.9
  Other                    59.1       (44.6)          0.1        14.6
                  ------------- ----------------- ----------- --------
                        1,615.2       (44.6)         (0.1)    1,570.5
                  ------------- ----------------- ----------- --------

Operating Expenses
  Gas distribution
    Cost of gas           756.2        (3.5)            -       752.7
    Operating and
     maintenance          153.3         7.7          (0.9)      160.1
    Depreciation          123.9         0.6           0.7       125.2
    Taxes, other than
     income taxes         101.1           -             -       101.1
    Mercury-related
     costs (recoveries)       -           -             -           -
    Property sale
    (gains) losses            -        (1.3)            -        (1.3)
  Shipping                207.4           -             -       207.4
  All other                61.3       (48.6)            -        12.7
                  ------------- ----------------- ----------- --------
                        1,403.2       (45.1)         (0.2)    1,357.9
                  ------------- ----------------- ----------- --------

Operating income          212.0         0.5           0.1       212.6


Equity investment
 income (loss)              0.5        (0.9)         (0.2)       (0.6)
Other income
 (expense), net            22.7        (0.5)        (13.2)        9.0
Interest expense, net
 of amounts capitalized    45.1        (0.9)            -        44.2
                  ------------- ----------------- ----------- --------
Income before
 income taxes             190.1           -         (13.3)      176.8
Income taxes               65.7           -          (5.2)       60.5
                  ------------- ----------------- ----------- --------
Net income               $124.4         $ -         ($8.1)     $116.3
                  ============= ================= =========== ========

Earnings per average share
 of common stock
    Basic                 $2.63         $ -        ($0.17)      $2.46
    Diluted                2.62           -         (0.17)       2.45



    CONTACT: Nicor Inc.
             Mark Knox, 630/305-9500, ext. 2529

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